Exhibit (99.1)
EASTMAN KODAK COMPANY

Media Contact:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com

Kodak Names Laura G. Quatela as General Counsel

ROCHESTER, N.Y., Nov. 12 – Eastman Kodak Company announced that Laura G. Quatela has been named the company’s General Counsel, effective Jan. 1, 2011, reporting to Chairman and Chief Executive Officer Antonio M. Perez.
Quatela, 53, is presently Kodak’s Chief Intellectual Property Officer, a member of the company’s Executive Council, and a corporate vice president. She will retain those responsibilities in tandem with her new duties leading the company’s Legal organization. The future structure of the IP organization will be announced at a later date.
She succeeds Joyce P. Haag, 59, who has served as Kodak’s General Counsel since July 2005. Haag will retire from Kodak effective Jan. 1, 2011, as a result of the consolidation of these positions. She joined Kodak’s Legal staff in 1981, and led critical Legal functions inside and outside the United States, including Corporate Secretary and General Counsel for Europe, Africa and the Middle East, before being promoted to General Counsel.
“Laura is an exceptionally capable business executive who has contributed so much to the success of our transformation in her role directing our Intellectual Property strategy,” Perez said. “She is a strong leader with a passion for winning and creating value for the company.”
“In succeeding Joyce, Laura has the benefit of inheriting a world-class corporate legal staff whose excellence is a testament to the integrity, intelligence and leadership of Joyce Haag,” Perez said. “Joyce has tirelessly served the company through its transformation and provided wise counsel to me and senior management during a period of great change. I thank
Joyce for her enormous contributions to Kodak and I wish her the very best in her new endeavors.”
Quatela was appointed Chief Intellectual Property Officer in January 2008. In this role, she is responsible for IP strategy and policy, the Senior IP Strategy Council, and external IP affairs.
Previously, Quatela was Managing Director, Intellectual Property Transactions, and was responsible for directing strategic cross-licensing and royalty-bearing licensing activities for the company, including developing licensing strategy, negotiating and structuring licenses, and managing IP valuations and investments. In August 2006, the Board of Directors elected her a vice president of the company.
She joined Kodak in 1999 and held various positions within the Marketing, Antitrust, Trademark & Litigation staff in the company’s Legal department. From August 2002 to December 2003, Quatela served as Director, Finance Transformation, and Vice President, Finance & Administration. In 2004, she was promoted to Director of Corporate Commercial Affairs and Assistant General Counsel.
“I have had the privilege of being a part of Kodak’s Legal team and working with a group of professionals for whom I have enormous personal and professional respect,” Quatela said. “It is now my honor to lead this team as General Counsel and, especially, to carry on the good work done by Joyce during our transformation. I look forward to building on Joyce’s successes as Kodak continues its progress toward sustainable, profitable growth.”
Prior to joining Kodak, Quatela worked at Clover Capital Management, Inc., where she was the president of a family of mutual funds and practiced securities law; at SASIB Railway GRS, where she served as General Counsel, Corporate Secretary and Chief Administrative Officer; and at Bausch & Lomb Inc., where she was lead counsel for the Ray-Ban business. In private law practice, she was a defense litigator specializing in mass tort cases.

A graduate of Denison University, Quatela received her law degree from Case Western Reserve University School of Law. She has also attended the Yale-in-China program and the East China Institute of Politics and Law.
Haag is a Phi Beta Kappa graduate of Mt. Holyoke College, from which she received a bachelor’s degree in mathematics. She received her law degree, and graduated cum laude, from Cornell Law School.
“I am proud to have served Kodak during its transformation and to have worked with such an extraordinary team of senior managers and legal professionals,” Haag said. “I will retire confident in the future performance of the Legal team, under Laura’s leadership, and confident in Kodak’s future success.”
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